EXHIBIT 99.1

Applied Minerals, Inc. and KibbeChem, Inc. Announce A Joint Development and Masterbatch Manufacturing Agreement

New York, New York, December 9, 2010 - Applied Minerals, Inc. (“Applied Minerals”) (OTC BB: AMNL), a leading global producer of Halloysite Clay, is pleased to announce that it has entered into a Joint Development and Masterbatch Manufacturing Agreement (the “Agreement”) with KibbeChem, Inc. (“KibbeChem”), a leading polymer compounder and industry-leading supplier of foaming agents to the polymer industry.

Under the terms of the Agreement, KibbeChem will act as Applied Minerals’ partner to toll pelletize a new range of high-performance Dragonite™ branded Halloysite Clay products developed specifically for the polyolefin and elastomer markets.  These solution-driven products, to be introduced by the end of 2010, will contain a new grade of our Dragonite™ to be used as a multi-functional additive designed to provide a meaningful improvement in properties at loadings of just 1-3%.

“The Agreement with KibbeChem establishes a very significant relationship for us,” said Andre Zeitoun, President and CEO of Applied Minerals. “The large investment we’ve made in R&D over the past year has resulted in a comprehensive understanding of the unique properties that our Dragonite™ product line offers to numerous end-use polymer applications.  Our partnership with KibbeChem will allow us to offer these properties in the form of a uniquely processed, pre-dispersed, free-flowing pellet.  The pelletized Dragonite™ will eliminate the need for an end user to have to do the compounding itself, greatly expanding the penetration of our product into the injection molding, compression molding and thermoforming industries.”

Zeitoun continued: “We have been working with the team at KibbeChem over the last six months and have found that their proprietary compounding techniques, solid industry relationships and industry expertise make them a perfect masterbatch partner for our Dragonite™ products. We have successfully conducted large scale compounding trials on KibbeChem’s commercial extrusion lines and the resulting products are being trialed by commercial end users. We have received some very promising feedback and anticipate announcing our first supply contract in the very near future.”

Agreement to Jointly Develop New Niche Products

In addition to the masterbatch agreement, both companies are working closely to jointly develop some proprietary product formulations that will take advantage of KibbeChem’s industry leadership position supplying chemical foaming and blowing agents as well as compounding expertise.  According to Glen Kibbe, President and CEO of KibbeChem, “there is a major industry push to reduce the weight of polymers without losing strength and we feel that there are some very natural synergies between our products to deliver an unmatched solution for light weighting parts without the accompanying loss of strength.” These products will be marketed under the KibbeChem brand for which Applied Minerals will act as an exclusive supplier.

Both companies are excited to enter into this beneficial relationship and look forward to providing ready-to-use customized masterbatches to provide solutions to some unmet industry needs.

For inquiries, please contact: info@appliedminerals.com or info@kibbechem.com

About Applied Minerals, Inc:
Applied Minerals Inc. is a leading global producer of Halloysite Clay from their wholly owned Dragon Mine property in Utah. Halloysite is an aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional Halloysite markets for use in technical ceramics and catalytic applications, the Company has targeted niche applications that it feels will benefit from the tubular morphology of its Halloysite. These include: carriers of active ingredients in paints, coatings and building materials, agricultural applications and high-performance functional fillers in polymer composites.  For more information about the company please visit www.appliedminerals.com

About KibbeChem:
A world leader in plastic foaming and color technologies, KibbeChem is a full line manufacturer of blowing agents and specialty color concentrates. Our blowing agent chemistries include endothermic, exothermic and hybrid blends and are available in powder, pellet, liquid and ultra low-dust powder. As a solution-based company, we take a synergistic approach to plastics, providing consultancy services and technical support to clients in foam processes and color applications. It is not just the way KibbeChem formulates that is unique; it is our understanding of the process as a whole to maximize value for our customers. A specialist in the plastics industry since 1990, KibbeChem provides global coverage through its two manufacturing facilities and commercial centers based in Elkhart, Indiana and Las Vegas, Nevada. With regional sales offices able to service customers throughout North America, our multiple locations offer faster shipping times, and allow your company to better manage just-in-time inventory.  For more information about the company, please visit www.kibbechem.com

Statements in this press release that are not historical facts, and this includes all the statements concerning future-oriented statements relating to processing, capacity, costs, notifications, working together, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of significant risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.

Contact:
Applied Minerals, Inc. Investor Relations Contact
Rubenstein Investor Relations
Tim Clemensen, 212-843-9337
tclemensen@rubensteinir.com
or
To request information please send an email to:
info@appliedminerals.comp